EXHIBIT 99.(D)(19)
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                                     FORM OF

                           THE DLB INTERNATIONAL FUND

                             SUB-ADVISORY AGREEMENT
                             ----------------------

     Sub-Advisory Agreement executed as of February 21, 2003 between DAVID L. BABSON & COMPANY INC. (the "Manager") and FIRST STATE INVESTMENTS INTERNATIONAL LIMITED (the "Sub-Adviser").

                              W I T N E S S E T H:

     That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.   SERVICES TO BE RENDERED BY THE SUB-ADVISER TO THE MANAGER.

     (a) Subject always to the control of the Trustees of The DLB Fund Group (the "Trust"), a Massachusetts business trust, and to such policies as the Trustees or the Manager, as the case may be, may determine, the Sub-Adviser will, at its expense, furnish continuously an investment program for the DLB International Fund (the "Fund") and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities. In the performance of its duties, the Sub-Adviser will comply with the provisions of the Agreement and Declaration of Trust and By-laws of the Trust and the Fund's stated investment objective, policies and restrictions.

     (b) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 as amended and is authorized by the Financial Services Authority in the United Kingdom. It is agreed that the investment management services are provided on the basis that the Sub-Adviser has taken reasonable care to determine that the Manager has sufficient investment experience and understanding to be treated as an Intermediate Client (as such term is defined in the handbook of rules and guidance published by the Financial Services Authority ("FSA rules")).

     (c) In placing orders for the portfolio transactions of the Fund, the Sub-Adviser will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and the financial strength and stability of the broker. Subject to such policies as the Trustees or the Manager, as the case may be, may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by

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reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion.

     (d) The Sub-Adviser shall not be obligated under this Agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Sub-Adviser pursuant to this Section 1 other than as provided in Section 3.


2.   OTHER AGREEMENTS, ETC.

     It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlling, controlled by or under common control with the Sub-Adviser, and that the Sub-Adviser and any person controlling, controlled by or under common control with the Sub-Adviser may have an interest in the Trust. It is also understood that the Sub-Adviser and persons controlling, controlled by or under common control with the Sub-Adviser have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.


3.   COMPENSATION TO BE PAID BY THE MANAGER TO THE SUB-ADVISER.

     The Manager will pay to the Sub-Adviser as compensation for the Sub-Adviser's services rendered, for the facilities furnished and for the expenses borne by the Sub-Adviser pursuant to Section 1, a fee, computed and paid monthly at the annual rate of 0.375% of the Fund's average daily net asset value. Such average daily net asset value of the Fund shall be determined by taking an average of all of the determinations of such net asset value during such month while this Agreement is in effect. Such fee shall be payable for each month within five (5) business days after the end of such month.

     In the event that expenses of the Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of the Trust are qualified for offer and sale, the compensation due the Sub-Adviser for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof. In the event that the expenses of the Fund exceed any expense limitation which the Sub-Adviser may, by written notice to the Manager, voluntarily declare to be effective with respect to the Fund, subject to such terms and conditions as the Sub-Adviser may prescribe in such notice, the compensation due the Sub-Adviser shall be reduced, and, if necessary, the Sub-Adviser shall bear the Fund's expenses to the extent required by such expense limitation.


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     If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.


4.   ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF THIS AGREEMENT.

     This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the Management Contract between the Manager and the Trust relating to the Fund shall have terminated for any reason; and to the extent required by the 1940 Act, this Agreement shall not be amended unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager or of the Sub-Adviser.


5.   EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

     This Agreement shall become effective upon the date of shareholder approval, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4.) until terminated as follows:

          (a) The Trust may at any time terminate this Agreement by written notice delivered or mailed by registered mail, postage prepaid, to the Manager and Subadviser, or

          (b) Either party hereto may at any time terminate this Agreement by not more than sixty days' written notice delivered or mailed by registered mail, postage prepaid, to the other party, or

          (c) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and
     (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust, the Manager or of the Sub-Adviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     Action by the Trust under paragraph (a) above may be taken either (i) by vote of a majority of the Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

     Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty.


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6.   CERTAIN INFORMATION.

     The Sub-Adviser shall promptly notify the Manager in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended from time to time, and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement or any other agreement concerning the provision of investment advisory services to the Trust, (b) the Sub-Adviser shall be disqualified from serving as investment adviser to the Fund pursuant to Section 9 of the 1940 Act, or otherwise, (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding or inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (d) there is a change in control of the Sub-Adviser or any parent of the Sub-Adviser within the meaning of the 1940 Act or (e) there is a material adverse change in the business or financial position of the Sub-Adviser.


7.   CERTAIN DEFINITIONS.

     For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares" of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

     For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the phrase "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.


8.   NONLIABILITY OF THE SUB-ADVISER.

     In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust, or to any shareholder of the Trust, or the Manager, for any act or omission in the course of, or connected with, rendering services hereunder.


9.   EXERCISE OF VOTING RIGHTS.

     Except as instructed otherwise by the Trustees of the Trust or the Manager, the Sub-Adviser shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Fund.

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10.  LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.


11.  NOTICES.

     Unless otherwise permitted, all notices, instructions, and advice with respect to securities transactions or any other matters contemplated by this Agreement shall be deemed duly given when received in writing by the Company Secretary at 23 St. Andrew Square, Edinburgh, Scotland EH2 1BB with a copy to Ruta Noreika at First State Investments 3rd Floor, 30 Cannon Street London, EC4M 6YQ for the Sub Adviser or when received in writing by the Manager by Frank L. Tarantino at David L. Babson & Company Inc., One Memorial Drive, Cambridge, MA 02142, with a copy to such other person or persons at such other addresses as shall be specified in each case in a notice similarly given.


12.  GOVERNING LAW.

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.






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     IN WITNESS WHEREOF, David L. Babson & Company Inc. and First State
Investments International Limited have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.



                                   DAVID L. BABSON & COMPANY INC.


                                   By _______________________________
                                      DeAnne B. Dupont
                                      Managing Director



                                   FIRST STATE INVESTMENTS INTERNATIONAL LIMITED


                                   By _______________________________





Accepted and agreed to as of the day and year first above written:

THE DLB FUND GROUP,
on behalf of its
DLB International Fund


By __________________________
   Frank  L. Tarantino
   President



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